Exhibit 99.1

SINTX Technologies Announces Appointment of Eric K. Olson as Chief Executive Officer

Salt Lake City, Utah. August 6, 2024 - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”) today announced that its Board of Directors has appointed Eric K. Olson to succeed B. Sonny Bal, MD as the Company’s Chief Executive Officer and President.

Mr. Olson’s appointment follows the Company’s recent announcement that Dr. Bal was retiring from his position as Chief Executive Officer and President effective upon the appointment of a new chief executive officer and president by the Board of Directors. Dr. Bal will continue to serve as Chairman of the Board on the Company’s Board of Directors.

For over 30 years, Mr. Olson has been a serial founder and entrepreneur in a broad range of medical device, diagnostic, biologic and biomaterial companies. Most recently Mr. Olson was the Founder, Chief Executive Officer and Board Member of Foresite Innovations, LLC, a private healthcare innovation and development holding company. He is accomplished in leading and motivating all levels of management in a variety of company sizes and industries both domestically and internationally. Mr. Olson previously served as CEO, President, and as a member of the Board of Directors for the Company while it was known as “Amedica Corporation.” Mr. Olson played a key role in the Company’s 2014 initial public offering and becoming listed on the NASDAQ Capital Market. Mr. Olson has served in senior executive roles of President, Chief Executive Officer and as a member of the Board Directors.

“On behalf of SINTX’s board, I am extremely excited that Eric has agreed to serve as our next CEO and President,” said Dr Bal. “Eric brings many years of experience and leadership qualities that will be crucial in guiding the Company in the coming years.”

“We remain focused on accelerating development and commercialization of the Company’s technologies and looking for new opportunities that will enhance shareholder value,” stated Mr. Olson.

The SINTX Board of Directors also designated Gregg Honigblum as Board Advisor. Mr. Honigblum has over 35 years’ experience as a financial advisor and is a Managing Director for FNEX Securities (https://fnex.com/people/gregg-honigblum/). From 2003 to 2013, Mr. Honigblum was responsible for raising the Company’s private equity funding prior to its IPO in 2014. From, 2006 to 2013, Mr. Honigblum was a member of the Board of Directors of SINTX Technologies (formerly Amedica Corporation).

About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past several years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing and R&D facilities in Utah and Maryland.

For more information on SINTX Technologies or its materials platform, visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. A discussion of risks and uncertainties can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the SEC on March 27, 2024, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business and Media Inquiries for SINTX:

SINTX Technologies
801.839.3502
IR@sintx.com